Exhibit 99.1

Reed's Inc. Announces New Credit Facility
With Significantly Lower Interest Rates and an Additional $750k Term Loan

Los Angeles, California, November 9, 2011 -- Reed's, Inc. (NASDAQ:REED - News)
Maker of the top-selling sodas in natural food stores nationwide today announced the closing of a new credit agreement.

The Loan and Security Agreement replaces the Company’s current revolving line of credit (RLOC) and adds a new $750,000 term loan to the overall package.  The RLOC portion of the credit agreement remains at $3 million and includes an improved collateral coverage percentage on the accounts receivable available for borrowing.  The interest rate on the revolving line of credit is at Prime plus 3.75% (currently 7%), a decrease from 18% in the previous agreement.  The $750,000 term loan bears interest at the prime rate plus 11.6%, which shall not be below 14.85%, payable in 48 equal monthly installments, unless repaid earlier. The term loan is a component of the overall Loan Agreement.

The three-year Agreement is secured by all of the unencumbered assets of the Corporation, consistent with the prior credit agreement. The new credit adds an early termination fee provision consistent with industry standards, for both the RLOC and the term loan. The new credit also adds a debt service coverage ratio financial covenant that is effective if the credit availability under the RLOC falls below $100,000.  Other terms and conditions of the agreement are generally consistent with the Company’s prior line of credit agreement.

James Linesch, Reed’s Chief Financial Officer stated “We were pleased to have received four solid proposals to replace our existing credit with more favorable terms.  Our type of business is considered attractive, due to our consistent top-line organic growth over the past year and a half and the quality of our customer base.  We are very pleased with this new relationship as they seem to really understand our business. ”

Chris Reed, Founder, Chairman and CEO of Reed’s, Inc. stated “The terms that we gained in this Agreement, as well as the other proposals, are an indication that Reed’s is now a stronger company with a lower credit risk.  Our cost of capital has decreased and we now have the working capital necessary to continue our growth throughout 2012”

About Reed's, Inc.

Reed's, Inc. makes the top selling natural sodas in the natural foods industry sold in over 10,500 natural food markets and supermarkets nationwide. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. The Company owns the top selling root beer line in natural foods, the Virgil's Root Beer product line, and the top selling cola line in natural foods, the China Cola product line. Other product lines include: Reed's Ginger Candies and Reed's Ginger Ice Creams. In 2009, Reed’s started producing private label natural beverages for select national chains.

Reed's products are sold through specialty gourmet and natural food stores, mainstream supermarket chains, retail stores and restaurants nationwide, and in Canada, as well as through private label relationships with major supermarket chains. For more information about Reed's, please visit the company's website at: http://www.reedsinc.com or call 800-99-REEDS.

Follow Reed's on Twitter at http://twitter.com/reedsgingerbrew

Reed's Facebook Fan Page at:
http://www.facebook.com/pages/Reeds-Ginger-Brew-and-Virgils-Natural-Sodas/57143529039
?ref=nf

Investor Relations Contact:
Reed’s Inc.
(310)217-9400
Email: InvestorRelations@reedsinc.com
www.reedsinc.com

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed's goals and strategies, contain "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words, such as "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed's is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.